Exhibit 10.42

November 12, 2008

Santosh J. Vetticaden, Ph.D., M.D.

Dear Santosh,

It is a great pleasure to offer you the position of Senior Vice President, Clinical Development and Chief Medical Officer, with Cubist Pharmaceuticals, Inc. reporting directly to me.  In this position you will be considered a Section 16 officer.

The following summarizes the principal terms of our revised offer which supersedes all previous offers, written or oral, including the written offer dated November 7, 2008:

Salary:  $ 370,000.00 / $ 15,416.67 Per Semi-Monthly Pay Period.  Your first merit review will be in January 2010 and will cover the performance period after your date of hire.  Any first year merit increase you receive will be pro-rated based on the number of months you are employed during the review period, which is January 1, 2009 to December 31, 2009. This position is exempt, so you will not be eligible for overtime.

Performance Bonus:  You will be eligible for a bonus target for 2009 performance of 40% of your earned base salary.  This bonus will be based 65% on company performance and 35% on individual performance.  Any 2009 performance award will be pro-rated based upon your start date.

Stock Options and Restricted Stock Units:  A ten-year option to purchase 80,000 shares of Cubist Pharmaceuticals, Inc. common stock.  The date of grant will be, and the strike price will be determined by using the closing price on, the 15th day of the month after your employment commences. If no trades were reported on such date, the date of grant will be, and the strike price will be determined by using the closing price on, the most recent trading day preceding the 15th on which a trade occurred.  Contingent upon employment, these options are exercisable in equal quarterly installments over four years beginning on the grant date.  Additionally, you will be granted Restricted Stock Units (RSUs) equivalent in value to $150,000.  These RSUs will be granted on the date that we make our annual year-end performance grants to employees and executive officers, which is currently expected to be May 15, 2009, and will be calculated based on the closing price on the annual grant date.  Example: value $150,000 / close price $20.00 = 7,500 RSUs.  Contingent upon employment, the RSUs will vest in equal annual installments over four years beginning on the grant date.

Sign-on bonus:  You will receive a one-time payment of $150,000.00 (grossed up for taxes). If you voluntarily resign from Cubist within one (1) year of your start date or you are terminated by Cubist for cause (as defined below) or misconduct within one (1) year of your start date, you are required to repay Cubist for the total of such sign-on bonus amount (excluding the tax gross-up) within one week of your termination date, and you hereby authorize Cubist to deduct any sign-on bonus amounts owed to Cubist from any amounts owed to you by Cubist as of your termination date, including your last paycheck, any incentive compensation and/or expense report.   “Cause” means that: (i) you commit of an act of dishonesty; (ii) you are convicted of, or plead nolo contendere to, a felony or a crime involving moral turpitude; or (iii) you breach any material obligation under your Proprietary Information and Inventions Agreement or Cubist’s Code of Conduct and Ethics.

Benefits:  Participation in Cubist’s comprehensive benefit plan, including Health, Dental, Life and Disability Insurance, 401(k) Plan, Employee Stock Purchase Plan, etc.  As part of your benefits package you will receive three weeks of paid vacation.  All paid time off, including vacation time, is prorated based on your start date.   Please see the enclosed benefits brochure for further details on the Cubist benefits plan.

Relocation:  As detailed below and on Exhibit A to this letter (and subject thereto), Cubist will provide you with financial assistance in connection with your move from California to the Greater Boston, Massachusetts area. Cubist partners with Coldwell Banker Relocation Services to coordinate relocation packages on its behalf and a relocation consultant will be assigned to assist you during this period.  Reimbursement and payment for relocation expenses that Cubist has agreed to cover (as detailed on Exhibit A) is subject to the terms of Exhibit A and your agreement to coordinate your relocation activities with the relocation consultant assigned to you.   Among other things. your relocation consultant will help you determine the expenses that can be billed directly to Cubist and the expenses that will be reimbursed by Cubist.

If your employment with Cubist terminates for any reason other than for cause or misconduct within the first 6 months after your start date, you will not be required to repay any relocation expenses.  If you voluntarily resign during months 7 through 12 after your start date or you are terminated by Cubist for cause (as defined above) or misconduct during the first 12 months of your start date, you are required to repay Cubist for the total of such relocation amounts within one week of your termination date. If you voluntarily resign from Cubist during months 13 through 24 after your start date or you are terminated by Cubist for cause (as defined above) or misconduct within months 13 through 24 after your start date, you are required to repay Cubist 50% of such relocation amounts within one week of your termination date.  You will be required to sign a Relocation Agreement evidencing this commitment with customary terms and conditions.  You additionally authorize Cubist to deduct any relocation amounts from any amounts owed to you by Cubist as of your termination date, including your last paycheck, any incentive compensation and/or expense report.

Change in Control: After 6 months of employment, you will be eligible to receive our standard form of retention letter.   In the event that a change in control occurs prior to the end of your initial six months of employment, you will receive the same treatment as other Section 16 officers.

If during the first 6 months of employment you leave the company for any reason other than for cause (as defined above) or misconduct, Cubist will provide you with 3 months of salary continuation beginning on your termination date.

Please note that this offer is expressly conditioned upon you being legally authorized to work in the United States, and is further conditioned on you signing the Cubist employee confidentiality agreement.

Your employment at Cubist is at-will, which means that either Cubist or you may end the relationship at any time for any reason. This letter constitutes our entire offer regarding the terms and conditions of your prospective employment with Cubist.  It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment or any aspect of your anticipated employment.  The terms of your employment shall be governed by the law of the Commonwealth of Massachusetts.  By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with Cubist, or any separation of employment (whether voluntary or involuntary) from Cubist, shall be resolved in a court of competent jurisdiction in Massachusetts by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

We are very enthusiastic about your becoming a member of the Cubist team.

Sincerely,

/s/ Michael W. Bonney

Michael W. Bonney
President and Chief Executive Officer

This offer expires on November 17, 2008.

Yes, I accept the terms and conditions of this offer.

Signed:	/s/ Santosh J. Vetticaden	Date: 11/14/08

Exhibit A

Relocation Expenses

Subject to the terms of this Exhibit A, Cubist will cover the following relocation expenses and you will be entitled to utilize the financial assistance for a period of two years after your employment start date:

Temporary Living/Duplicate Housing Assistance:   Cubist will cover temporary living for you and your family in the greater Boston area or provide duplicate housing assistance, as detailed below, for a period of 12 months after your employment start date, subject to the following conditions:  (a) This assistance will terminate earlier than 12 months after your employment start date in the event that you have sold your California house and purchased a house in the greater Boston area within the 12-month period, in which case both the temporary living and duplicate housing assistance will terminate upon the later of these two events; and (b) if you purchase a home in the greater Boston area within 12 months after your employment start date but have not sold your house in California, then, effective upon the date you purchase your house in the greater Boston area, the assistance to be provided by Cubist under this section will convert solely to duplicate housing assistance and you will no longer be entitled to temporary living assistance.    Duplicate assistance consists of the payment by Cubist of the lesser of your mortgage payments on the California house and the house you purchase in the greater Boston area.

Additionally, Cubist will cover one return trip home every other weekend during the first 12 months after your employment start date so long as you own your house in California.

For temporary living, our relocation provider will identify a furnished and accessorized temporary apartment for you and your family to stay in if you begin employment with Cubist before you are able to purchase a home in the greater Boston area.

Home Sale Closing Costs:  Our relocation provider will be in touch with you to identify at least two approved real estate agencies and agents to provide current market analyses of your property.  You are not required to list your property with either of these agents.  We will cover the following customary closing costs required to be paid by a home seller, provided that the total home sale closing/settlement  costs that we will cover will not exceed 7% of the sale price of your home:

•                  Brokerage commission

•                  Reasonable and customary legal fees and expenses

•                  Recording fees, title expenses

•                  Transfer taxes

•                  Other seller expenses customary and in accordance with local practice

•                  Expenses associated with one return trip to settle on the sale of your residence — not to exceed three days

•                  Seller Incentive — If you sell and close on your home within 90 days of its listing and you use a Coldwell Banker approved Realtor, you will receive the higher of $10,000 or 2% gross of sales price for your effort to complete your relocation as quickly as possible.  You will not be eligible for this benefit if you choose your own realtor.

The following home sale closing/settlement charges will not be covered:

•                  Real estate taxes due

•                  Insurance or seller concessions (including buyer’s points and/or closing costs, property repairs)

•                  Home warranties

Home Purchase Closing Costs:  Cubist will cover all normal and customary non-recurring home purchase closing costs incurred with the purchase of your primary residence in the greater Boston area and will cover up to $6,000 towards mortgage points to buy down your mortgage interest rate.  The following costs will not be covered:

•                  Attorney’s fees over $800.00

•                  Owner’s title insurance (only Lender’s title insurance is covered)

•                  Property Tax escrows

•                  Hazard Insurance

House hunting Trips:  Two house hunting trips of up to seven (7) nights total with your family, minivan rental, airfare or mileage, lodging, and meals up to $90 per day per person will be covered by Cubist.

Miscellaneous Expense Allowance:  Recognizing that you may incur costs associated with your relocation that are not expressly addressed here, Cubist will additionally provide you with $8,500 less applicable taxes processed through payroll to assist you with any additional expenses.  This allowance will be disbursed once your official relocation process begins and you have signed the Relocation Agreement.

Household Goods Shipment:  Our relocation provider will facilitate your obtaining two estimates from our preferred van lines.  These estimates must be approved in advance by Cubist and our relocation provider.  These costs will be billed directly to Cubist.  Additionally, the cost of transporting two automobiles will be covered by Cubist, and up to 12 months of storage will be covered if it is necessary to move your household goods prior to closing on a property in the new location.

Tax Consequences:  Please note that corporate relocation can have personal tax implications.  Please contact your tax advisor for more information related to the tax implications of relocation. Cubist will pay the estimated federal, state and FICA tax liability (gross up) that arises from taxable Company reimbursed expenses associated with your relocation as detailed on Exhibit B.  As noted on this Exhibit A and Exhibit B, you will not be grossed up for the miscellaneous expense allowance or the amount of the tax gross up that you receive from the Company.   The amount of the tax gross up will be remitted by Cubist directly to the appropriate revenue agency and reported as withheld taxes on your W-2 Wage and Tax Statement.

Exhibit B

Tax Consequences

Policy	Tax Situation

Household Goods • Storage (1st 30 days only) • Moving Extras	Excludable/Deductible Excludable/Deductible Excludable/Deductible

Final Move Expenses • Transportation • Lodging • Meals	Excludable/Deductible Excludable/Deductible Excludable/Deductible TAXABLE

Home Sale Assistance • Pre-marketing / advance marketing	Non-event Non-event

Selling Costs

Temporary Living

Return Trips Home

House Hunting Trips

Tax Assistance / Gross Up

New Home Purchase Costs

Misc. Expense Allowance

Mortgage Interest Differential

Cost of-living Allowance

Mortgage Program

Incentives — Bonuses

Tax Counseling (if paid by employer)

Per Diem Allowance

Lease Breaking Costs

Legal Costs

Special Assistance

TAXABLE TAXABLE TAXABLE TAXABLE TAXABLE (not grossed up) TAXABLE TAXABLE (not grossed up) TAXABLE TAXABLE Non-event TAXABLE TAXABLE TAXABLE TAXABLE TAXABLE TAXABLE